Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

September 30, 2016

State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, MA 02169
Attention:  Legal Department

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Transfer Agent”) dated September 1, 2001, as amended (the “Agreement”).

Pursuant to Section 16 of the Agreement, this letter is to provide notice of the creation of an additional portfolio of the Trust, namely the Henderson International Small Cap Fund (the “Portfolio”).  We request that you act as Transfer Agent under the Agreement with respect to each Portfolio.

The Schedule A to the Agreement is superseded and replaced with the Schedule A attached hereto and dated September 30, 2016.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher M. Golden Name: Christopher M. Golden Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President

Schedule A
Dated September 30, 2016

Henderson European Focus Fund
Henderson Global Technology Fund
Henderson International Opportunities Fund
Henderson Strategic Income Fund (formerly Henderson Worldwide Income Fund)
Henderson Global Equity Income Fund
Henderson Emerging Markets Fund
Henderson All Asset Fund
Henderson Dividend & Income Builder Fund
Henderson High Yield Opportunities Fund
Henderson Unconstrained Bond Fund
Henderson International Select Equity Fund
Henderson International Long/Short Equity Fund
Henderson US Growth Opportunities Fund
Henderson International Small Cap Fund